August 19, 1997






Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana  46032

         Re:      NAL Financial Group, Inc. ("Company")

Dear Sir or Madam:

         As you know, the undersigned are the holders of a certain Subordinated Convertible Debentures listed on the attached Term Sheet (the "Debentures"). This confirms that the undersigned shall sell the Debentures to Conseco, Inc., or its designated party ("Purchaser"), in accordance with the terms on the attached Term Sheet, subject to the parties entering into a definitive Purchase and Sale Agreement containing customary terms and provisions. During the time period that such Agreement is being prepared, the Debenture shall not be converted. This offer to sell shall remain open until August 22, 1997, and thereafter, if not accepted, shall be subject to withdrawal upon notice by the undersigned to the Purchaser.

                                Very truly yours,


                                /s/MICHAEL KARP
                                -------------------
                                MICHAEL KARP


ACCEPTED this 22ND day of August, 1997.

                                CONSECO, INC.



                                By: /S/DONALD F. GONGAWARE
                                    ----------------------
                                    Donald F. Gongaware,
                                    Executive Vice President





                    TERMS FOR NAL SUBORDINATED DEBT PURCHASE



Karp Purchase:

Security to be Purchased:  Convertible Subordinated Debt of NAL Financial Group,
                           Inc. (the "Company")


Principal Amount of Debt Currently Outstanding:

9% Subordinated Convertible Debenture dated July 14, 1995 for $1,000,000
9% Subordinated Convertible Debenture dated July 28, 1995 for $1,000,000
9% Subordinated Convertible Debenture dated August 22, 1995 for $1,000,000 9% Subordinated Convertible Debenture dated January 29, 1996 for $2,500,000

Conseco Purchase:  Conseco,  Inc.,  or  its affiliates    ("Purchaser")    will
purchase all debt owned by Michael Karp and Florence Karp c/f Penelope and Athena Karp ("Seller") for $4,400,000 (80% of face).

Releases: Seller shall waive unpaid interest, release the Company from all liability from prior transactions and release any warrants.

Purchaser's Conditions
to Closing: The closing shall occur upon the following conditions:

     1. Approval by all required governmental agencies including Hart-Scott Rodino approval.

     2. Company shall not have filed for bankruptcy protection.

     3. The purchase by Purchaser of all other convertible debt of the Company.

     4. Satisfactory documentation.

     5. Receipt of Company approval for transfer of convertible debt.

     6. Approval of all third parties including lenders of Company.


Closing Date:   No later than October 23, 1997.